EXHIBIT 99.1


Bruce Connery                               FOR RELEASE:  March 3, 1999
Sonat Inc.
205 325 3898

Bob Drennan
Carolina Power & Light
919 546 7474


                     CP&L AND SOUTHERN NATURAL GAS TO BUILD
                     A LARGE NEW PIPELINE TO NORTH CAROLINA


    RALEIGH, N.C. -- Carolina Power & Light (NYSE: CPL) and Southern Natural Gas Company, a subsidiary of Sonat Inc. (NYSE: SNT), today announced plans to form a 50/50 joint venture to construct, own and operate a 175-mile, 30-inch, natural gas pipeline from the terminus of Southern Natural's pipeline system in Aiken, S.C., to an interconnect with the North Carolina Natural Gas (NCNG) system in Robeson County, N.C. The new Palmetto Interstate Pipeline will provide a significant interstate natural gas pipeline connection in eastern North Carolina.

    The Palmetto Pipeline has a planned initial capacity of 200 million to 300 million cubic feet (MMcf) per day and will be expanded to accommodate future growth. CP&L plans to subscribe for a substantial portion of the Palmetto Pipeline capacity to fuel new electric generation being developed for its customers in the Carolinas, with the remainder to be used to increase the region's natural gas availability. An open season will start soon for customers to subscribe to firm capacity on the pipeline. Depending upon the resulting firm subscription, the capital cost for the Palmetto Pipeline is expected to be $200 million to $250 million.

    The proposed schedule calls for the new pipeline to be operational in April 2002. Construction is scheduled to begin in the summer of 2001, following the completion of engineering and environmental preparation and federal and state permitting. Although an initial pipeline corridor has been identified, the exact route of the pipeline has not yet been determined. The pipeline route likely will cross portions of Aiken, Lexington, Richland, Sumter, Lee, Darlington, Marlboro and Dillon counties in South Carolina and Robeson County, N.C. A detailed environmental analysis is under way to establish the most environmentally sound path.

    As part of the project, Southern Natural will undertake a major expansion of its existing interstate pipeline system, consisting of extensive pipeline looping and additional compression at points from Mississippi to Aiken. The extent of Southern Natural's pipeline expansion, which is expected to cost in excess of $200 million, will depend on capacity requirements. This expansion will provide significant rate and operational benefits to Southern Natural's existing customers.

    CP&L is considering sites in North Carolina and northeastern South Carolina for new electric generation to be fueled by the new pipeline. The company plans to build about 4,000 megawatts of gas-fueled generation by 2007. Some of the new electric generation will be served in conjunction with NCNG, a natural gas-distribution company headquartered in Fayetteville, N.C. CP&L is in the process of acquiring NCNG, which owns natural gas pipelines that currently serve eastern North Carolina.

    CP&L is currently building peaking generation (plants used mostly on the hottest and coldest days of the year to meet increased electricity demand) at two existing North Carolina plant sites - in Wayne and Buncombe counties. On Feb. 18, CP&L announced that it is considering sites in Richmond and Rowan counties in North Carolina for possible peaking generation.

    CP&L also is considering sites in the Carolinas for natural gas-fueled combined-cycle electric plants, which would operate about 50 to 60 percent of the time, compared with about 11 percent of the time for peaking power plants. The company anticipates making an announcement related to the location of a combined-cycle plant in the near future.

    Additionally, CP&L has broken ground on a 160-megawatt gas-fired peaking plant in Monroe, Ga., its first project outside the Carolinas.

    Tom Kilgore, CP&L's senior vice president for Power Operations, said the pipeline will provide for competitively priced gas supplies to electric generation, which will benefit all CP&L customers. "Ensuring that we have a reliable supply of efficiently priced and environmentally compatible natural gas is important for our customers because those efficiencies help keep their electric rates stable," Kilgore said. "Add to that the economic development benefit of enhancing the energy infrastructure and the creation of tax revenues for the counties and communities along the line's route, and you have an excellent project for the Carolinas and CP&L."

    "The development of the Palmetto Pipeline reflects the nationwide movement to fuel new power plants with natural gas. This movement is particularly strong in the Southeast," said Jim Yardley, president of Southern Natural Gas. "Expansion to North Carolina has been a key part of our strategic plan for some time, and we're proud to partner with CP&L in this project. We believe that energy consumers in the region will benefit by having access to a second major interstate pipeline and the first one to eastern North Carolina."

    The construction of the Palmetto Pipeline and expansion of the Southern Natural system require approval by the Federal Energy Regulatory Commission
(FERC) as well as other federal and state agencies. Construction is also subject to execution of definitive agreements between CP&L and Southern Natural.

    People with questions about the pipeline project can call toll-free 1-800-224-9918 and leave their name, number and a message, and the call will be returned as soon as possible. A map of the Palmetto Pipeline can be viewed at the CP&L website (www.cplc.com) or on the Sonat website (www.sonat.com).

    Headquartered in Raleigh, CP&L provides electricity and energy services to nearly 1.2 million customers in the Carolinas. CP&L's service area includes much of central and eastern North Carolina, the Asheville area and northeastern South Carolina. CP&L maintains a system of 16 electric generating plants and 60,000 miles of power lines distributed throughout its 30,000-square-mile retail service area.

    Headquartered in Birmingham, Ala., Southern Natural Gas is the major transporter of natural gas in the Southeast. Southern Natural Gas and affiliates own more than 14,000 miles of natural gas pipelines throughout eight Southeastern states and the Gulf of Mexico. Southern Natural Gas is a wholly owned subsidiary of Sonat Inc., a diversified energy company engaged in exploration and production of oil and natural gas, interstate transmission of natural gas and energy services.

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                                                                          99-04

Media contacts:       Mike Hughes at CP&L          (919) 546-6189
                      Bruce Connery at Sonat              (205) 325-3898

IR contacts:          Bob Drennan at CP&L          (919) 546-7474
                      Bruce Connery at Sonat              (205) 325-3898